AGC Biologics

www.agcbio.com

Pierluigi Paracchi
Genenta Science S.r.l

31 October 2024

Re: Letter of Intent ("**LOI**") between AGC Biologics S.p.A. ("**AGC**") and Genenta Science S.r.l. ("**Genenta**) concerning cell therapy GMP manufacturing

Dear Mr. Paracchi

Genenta and AGC intend to negotiate an agreement to provide development and manufacturing services for Genenta's cell therapy products ("**Services**"). The primary objective of the Services is to produce the ex vivo gene therapy medicinal products under GMP for human clinical trials. This objective is to be achieved upon such terms and conditions as may be agreed upon by the parties in a definitive written agreement to be executed by the Negotiation End Date defined below.

AGC and Genenta hereby agree to exercise in good faith, reasonable efforts to negotiate and agree to the terms of a development and manufacturing services agreement ,which may be in the form of Schedules to existing agreements between the parties (the "**Agreement**") and to fully execute the Agreement by 15 December 2024 (the "**Negotiation End Date**"). The parties may agree in writing, but are not obligated, to extend the Negotiation End Date as they mutually deem necessary and appropriate.

Upon full execution of this LOI, AGC shall initiate the following activities: (i) reserve Exclusive GMP Suite ("**EGS**") in accordance with the terms herein; and (ii) commit a dedicated team composed of five (5) full-time employees to be reached after a ramp-up phase agreed between the Parties ((i) and (ii) collectively, "**Activities**"), where, upon approval of the EGS by the Agenzia Italiana del Farmaco (AIFA), (i) and, upon completion of personnel training, (ii) shall be made available for the exclusive benefit of Genenta for use in connection with the Services provided that the parties have executed the Agreement by the Negotiation End Date. AGC agrees that it shall not make the EGS available to any other party during negotiations of the Agreement.

Upon the LOI execution, if AGC and Genenta will not be able to fully execute the **Agreement** by **15 December 2024** Genenta shall pay to AGC, as a non-refundable payment, by wire transfer:

- One-hundred thousand Euros (€100,000) for the reservation of the suite.
- One Hundred and Forty Thousand Euros (€140,000) per month (the "**Monthly Payment**") for twelve (12) months starting from the **Negotiation End Date.**

These payments will reflect the costs and out-of-pocket expenses that AGC is expected to incur related to the Activities. The foregoing payment obligation shall start upon the parties' failure to enter into the Agreement by the Negotiation End Date or any extension thereof. In case an

agreement is reached, the payments for the EGS and Team will be framed by the then agreed upon development and manufacturing services agreement, as well as the relevant Work Statement.

Any and all information exchanged between Genenta and AGC during the term of this LOI shall be subject to the confidentiality and non-disclosure agreement between the parties in effect as of the execution date of this LOI.

This LOI may be signed electronically and executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement. This LOI shall be effective upon full execution by email or original.

Sincerely,

DocuSigned by:
Luca Alberici
0312CB4289624EE...

Luca Alberici
Managing Director
AGC Biologics S.p.A.

AGREED AND ACCEPTED

Genenta Science S.r.l.

Firmato da:
By: PIERLUIGI PARACCHI
EDABBB17C210458...
Name: PIERLUIGI PARACCHI
Title CEO
Date: 04/11/2024